EXHIBIT 21



                               BOC FINANCIAL CORP.
                            107 South Central Avenue
                                   Drawer 8187
                        Landis, North Carolina 28088-8187



October 28, 1998

PRESS RELEASE - FOR IMMEDIATE RELEASE


For Further Information Contact:
--------------------------------

Stephen R. Talbert
BOC Financial Corp.
107 South Central Avenue
Landis, North Carolina  28088

                          BOC FINANCIAL CORP. ANNOUNCES
                         SHARES REPURCHASE AUTHORIZATION
                             AND FIRST CASH DIVIDEND

Landis, North Carolina - BOC Financial Corp. (NASDAQ-BOCF) announced today that its Board of Directors authorized the purchase of up to 46,000 shares of its $1.00 par value Common Stock and its first cash dividend of $.10 per share. Repurchases shall commence after October 28, 1998 which is the six month anniversary date of the creation of BOC Financial Corp. as the holding company for Bank of the Carolinas (formerly Landis Savings Bank, SSB).

Purchases will begin at that date and will be made through open market or privately negotiated transactions, subject to market conditions and trading restrictions. The number of shares to be repurchased does not exceed 5% of the shares issued by BOC Financial Corp. upon the conversion of Landis Savings Bank, SSB from mutual to stock form and its simultaneous conversion to a North Carolina-chartered commercial bank, Bank of the Carolinas. Such volume limitations are in accord with existing policy of the Federal Deposit Insurance Corporation.

The Board of Directors also declared its first cash dividend of $.10 per share, payable November 30, 1998 to shareholders of record on November 15, 1998.

BOC Financial Corp. currently has 920,741 shares outstanding, all of which were issued in connection with the mutual to stock conversion of Landis Savings Bank, SSB.

BOC Financial Corp., holding company for Bank of the Carolinas, Landis, North Carolina had, as of September 30, 1998, total assets of $31,732,691, total deposits of $19,048,229, and stockholder's equity of $12,425,925. BOC Financial Corp. reported consolidated net income of $157,775 for the period from the closing of the Company's public stock offering on April 28, 1998 through September 30, 1998.

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